Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-250961) pertaining to the BD Savings Plan for Puerto Rico Employees of our report dated June 29, 2026, with respect to the financial statements and schedule of the BD Savings Plan for Puerto Rico Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New York, New York
June 29, 2026